EXHIBIT A

The Vons Companies,

Inc. Pharmacists’

401(k) Plan

Financial Statements for the Years Ended

December 31, 2004 and 2003,

Supplemental Schedule as of December 31,

2004 and Report of Independent Registered

Public Accounting Firm

THE VONS COMPANIES, INC. PHARMACISTS’ 401(K) PLAN

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Safeway Benefit Plans Committee and Plan Participants:

We have audited the accompanying statements of net assets available for benefits of The Vons Companies, Inc. Pharmacists’ 401(k) Plan (the “Plan”) as of December 31, 2004 and 2003, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2004 and 2003, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2004 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 2004 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as whole.

/s/ Deloitte & Touche LLP

San Francisco, California

June 28, 2005

THE VONS COMPANIES, INC. PHARMACISTS’ 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2004 AND 2003 (In Thousands)

	2004	2003
ASSETS:
Investments at fair value:
Mutual funds	$24,633	$21,041
Safeway common stock	417	492
Short-term investment funds	3,137	2,706
Participant loans	447	474

Total investments	28,634	24,713

Participant contributions receivable	54	18
Employer contributions receivable	215	224

Total assets	28,903	24,955

LIABILITIES:
Accrued administrative expenses	—	4
Due to broker for securities purchased	20	3

Total liabilities	20	7

NET ASSETS AVAILABLE FOR BENEFITS	$28,883	$24,948

See notes to financial statements.

THE VONS COMPANIES, INC. PHARMACISTS’ 401(k) PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEARS ENDED DECEMBER 31, 2004 AND 2003 (In Thousands)

	2004	2003
ADDITIONS
Investment income:
Net appreciation in fair value of investments	$1,571	$4,038
Interest and dividend income	1,002	466

Total investment income	2,573	4,504

Participant contributions	2,710	2,833
Employer contributions	215	224

Total additions	5,498	7,561

DEDUCTIONS
Benefits paid to participants	(1,556)	(575)
Administrative expenses	(7)	(10)

Total deductions	(1,563)	(585)

NET INCREASE	3,935	6,976

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	24,948	17,972

End of year	$28,883	$24,948

See notes to financial statements.

THE VONS COMPANIES, INC. PHARMACISTS’ 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004 AND 2003

1.	PLAN DESCRIPTION

The following description of the Vons Companies, Inc. Pharmacists’ 401(k) Plan (the “Plan”), is provided for general information only. Participants should refer to the Summary Plan Description for more complete information about the Plan’s provisions. The following description reflects all Plan amendments through December 31, 2004. On April 8, 1997, Safeway Inc. (“Safeway”) acquired all of the outstanding common stock of The Vons Companies, Inc. (“Vons”). Vons has remained the Plan Sponsor. The Plan Administrator is the Benefit Plans Committee of Safeway Inc.

General—The Plan is a defined contribution plan, which generally covers all eligible employees of Vons who are age 21 or older. Eligible employees are defined as any non-probationary pharmacist (i.e. full-time pharmacist who has been employed at least 45 days and any part-time pharmacist who has either been employed at least 60 days or has worked at least 261 hours for the company, whichever occurs first) who is employed by Vons and who is a member of the United Food and Commercial Workers Local Union. Any employee meeting the eligibility requirements, including having attained the age of 21, may enroll in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Contributions—Employee contributions are made in the form of pretax salary deductions. Employees may elect to contribute 1% to 25% of their eligible pay, up to a maximum contribution of $13,000 and $12,000 for the years ended December 31, 2004 and 2003, respectively. The Plan Sponsor makes an annual matching contribution equal to the lesser of (a) 50% of the employee’s contribution for the Plan Year; (b) $1,000; or (c) for any participant who works less than 1,800 straight-time hours in the Plan Year, a pro rata portion of $1,000 based on hours worked. The Plan was amended as of January 1, 2004 to change the vesting schedule for future employer contributions.

Trustee and Recordkeeper—The trustee of the Plan was Wells Fargo N.A. through July 20, 2004, and the recordkeeper of the Plan is Merrill Lynch. Merrill Lynch became the trustee on July 21, 2004.

Participant Accounts—Each participant’s account is credited with the participant’s contribution and income thereon. Participants reimburse the Plan for administrative expenses based on the allocation of a participant’s total assets among the investment funds. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Payment of Benefits—Benefit payments are determined and disbursed by the Trustee after receiving notice from the employer that a participant’s beneficial interest has matured due to death, disability, retirement or separation. Benefit payments are not permitted when participants incur financial hardship. Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70½, (b) to receive an immediate lump sum distribution as cash, as Safeway Stock (up to the amount invested in the Safeway Stock Fund) or as a rollover to another qualified plan or Individual Retirement Account, or (c) to receive a series of payments over a period of years not to exceed the participant’s life expectancy. If a participant’s balance is $5,000 or less, the participant must receive an immediate lump sum distribution. Distributions after age 59½ are taxed as ordinary income and are subject to withholding.

Participant Loans—Participants of the Plan may borrow a minimum of $1,000 up to a maximum of 50% of their vested balance, not to exceed $50,000. The participant may choose the term of the loan not to exceed 4 years, unless the purpose of the loan is to acquire a principal residence in which case the term may not exceed 15 years. The interest rate on the loan is the prime rate per the Wall Street Journal on the first business day of each calendar week, plus 1%. Loans are repaid through weekly payroll deductions. Loans may be prepaid or repaid in full at any time without penalty. Participants may only have one loan outstanding at a time and are charged a $10.50 servicing fee each quarter for the term of the loan. At December 31, 2004 and 2003, respectively, there were 26 and 30 loans outstanding with interest rates ranging from 5.00% to 7.75%.

Allocations and Vesting—Earnings on amounts held in the investment funds are allocated to individual accounts daily, based on the proportion each account bears to the total of all account balances in the specific investment fund. Expenses in excess of available forfeited amounts are allocated on an equal basis to individual accounts quarterly. Participants are 100% vested in their contributions and earnings. Participants vest in the Plan Sponsor’s matching contributions made for Plan years commencing prior to January 1, 2004, as follows:

Years of Vesting Service	Percentage Vested
Less than 3	0%
3	20
4	40
5	60
6	80
7 or more	100

Participants vest in the Plan Sponsor’s matching contributions made for Plan years commencing on or after January 1, 2004, as follows:

Years of Vesting Service	Percentage Vested
Less than 2	0%
2	20
3	40
4	60
5	80
6 or more	100

Forfeited amounts are used to restore forfeited balances of rehired participants and to reduce the Plan Sponsor’s contribution. Forfeitures were $27,472 and $9,249 for 2004 and 2003, respectively.

Investment Options—Participants may direct their contributions to any one or combination of eight investment funds and Safeway stock, as elected by the participant. Participants may change their investment options on a daily basis.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Investments—The investment fund accounts are valued at fair value, which are based upon quoted market prices of the underlying assets. Participants designate the investment funds in which their accounts will be invested. Participant loans are stated at amortized cost, which approximates fair value. Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Payment of benefits are recorded when paid.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan administrator to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Income Taxes—The Internal Revenue Service issued a Determination Letter dated July 17, 2002 stating that the Plan and related trust, as then designed, satisfied the requirements of the Internal Revenue Code. The Plan’s administrator and the tax counsel believe that the Plan is still being operated in compliance with the applicable requirements of the Internal Revenue Code, and as of the financial statement date, the Plan was qualified and the related trust was tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

3.	INVESTMENTS

The fair values of individual investments that represented 5% or more of the Plan’s net assets at December 31, 2004 and 2003 were as follows (in thousands):

	2004	2003
SEI Stable Asset Fund, #191-411	$3,137	$2,675
PIMCO Total Return Fund	3,758	3,627
AllianceBernstein Growth & Income Fund	5,398	4,899
Merrill Lynch S&P 500 Index Fund	7,773	6,956
ING International Value Fund	1,766	3,442
Evergreen Small Cap Value Fund	4,454	—

During the years ended December 31, 2004 and 2003, net appreciation (depreciation) of assets recorded at fair value, including net realized gains and losses, was as follows (in thousands):

	2004	2003
Mutual funds	$1,601	$4,033
Common stock	(30)	5

Total appreciation	$1,571	$4,038

4.	PLAN TERMINATION

Although it has not expressed any intent to do so, the Plan Sponsor has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan termination, participants will become 100% vested in the Plan Sponsor’s matching contribution.

5.	PARTY-IN-INTEREST TRANSACTIONS

The Plan’s investments included Safeway Inc. common stock representing party-in-interest transactions that qualify as exempt prohibited transactions.

Certain Plan investments are managed by Merrill Lynch, trustee of the Plan as of July 21, 2004. As Merrill Lynch provides recordkeeping services for the Plan, these transactions qualify as party-in-interest transactions. Administrative fees paid to Merrill Lynch for recordkeeping were $1,521 and $7,399 in 2004 and 2003, respectively.

* * * * * *

THE VONS COMPANIES, INC. PHARMACISTS’ 401(k) PLAN

FORM 5500, SCHEDULE H, PARTY IV, LINE 4i -

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AS OF END OF YEAR)

DECEMBER 31, 2004 (In Thousands)

Asset Name and Description		Current Value
	Short-Term Investment Funds:
	SEI Stable Asset Fund, #191-411	$3,137

*	Safeway Common Stock, (21,137 shares)	417

	PIMCO Total Return Fund (352,228 units)	3,758
	AllianceBernstein Growth & Income Fund (1,443,203 units)	5,398
*	Merrill Lynch S&P 500 Index Fund (523,757 units)	7,773
	ING International Value Fund (100,053 units)	1,766
	Evergreen Small Cap Value Fund (190,250 units)	4,454
	Chesapeake Core Growth Fund (43,777 units)	742
	Emerald Growth Fund (56,354 units)	742
	Participant loans (26 loans, interest rates ranging from 5.00% to 7.75%)	447

	Total	$28,634

*	Represents a party-in-interest transaction.